EXHIBIT 99.1

News Corporation
EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

NEWS CORPORATION REPORTS THIRD CONSECUTIVE YEAR

OF DOUBLE-DIGIT REVENUE AND OPERATING INCOME

GROWTH

FULL YEAR OPERATING INCOME INCREASES 22% TO A

RECORD $3.6 BILLION ON 15% REVENUE GROWTH

EARNINGS PER SHARE INCREASES 28% TO $0.69; CASH

FROM OPERATIONS UP 41% TO A RECORD $3.4 BILLION

FOURTH QUARTER OPERATING INCOME OF $955 MILLION; A

42% INCREASE ON REVENUE GROWTH OF 12%

FULL YEAR FINANCIAL HIGHLIGHTS

•	Record operating income at Cable Network Programming, Filmed Entertainment, Newspapers, Television, Magazines and Inserts and Book Publishing.

•	Cable Network Programming operating income up 44% on advertising and affiliate revenue growth at all major cable channels.
•	Continued robust home entertainment sales of film and television titles drive Filmed Entertainment operating income up 17%.
•	Television segment operating income increases slightly as record operating income at STAR was offset by higher programming costs at the FOX network and a soft U.S. advertising market.
•	All print segments report higher earnings contributions led by advertising growth and the inclusion of Queensland Press’ results within Australian newspapers, as well as strong advertising at Magazines and Inserts’ InStore division.

•	SKY Italia operating results improve $104 million with the addition of more than 650,000 net subscribers.

FULL YEAR STRATEGIC HIGHLIGHTS

•	Completed reincorporation to the United States and acquired the outstanding 58% controlling interest in Queensland Press Pty Limited.
•	Acquired the outstanding 17.9% interest in Fox Entertainment Group, Inc.
•	Took full ownership of SKY Italia by acquiring Telecom Italia’s 19.9% stake.
•	Restructured regional sports network partnership with Cablevision resulting in full ownership of FSN Ohio and FSN Florida.
•	Agreed to sell the Company’s direct-to-home satellite TV platforms in Latin America to The DIRECTV Group, Inc., the Company’s 34% investee, who plans to consolidate the DTH entities into a single platform in each major territory served.
•	Implemented a stock repurchase program authorizing the Company to acquire up to an aggregate of $3 billion of Class A and Class B common stock.
•	After year-end, formed Fox Interactive Media and agreed to acquire Intermix Media, Inc., including MySpace.com, which will double the Company’s web traffic.

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

NEW YORK, NY, August 10, 2005 – News Corporation (NYSE: NWS, NWSA; ASX: NWS, NWSLV) today reported fourth quarter consolidated revenues of $6.1 billion, a 12% increase over the $5.5 billion in the prior year, and full year revenues of $23.9 billion, an increase of 15% over the $20.8 billion in fiscal 2004.

Consolidated operating income for the fourth quarter of $955 million was up 42% over the $674 million a year ago. For the full year, operating income was $3.6 billion, an increase of 22% over the $2.9 billion reported in fiscal 2004. The operating income growth during the fourth quarter and full year was driven by double-digit percentage increases at the Filmed Entertainment, Cable Network Programming, Magazines and Inserts and Newspaper segments, as well as by significant improvement at SKY Italia.

Net income for the fourth quarter was $717 million, ($0.22 diluted earnings per share on a combined basis1), an increase of $288 million from the $429 million ($0.15 diluted earnings per share on a combined basis1) reported in the fourth quarter a year ago. For the full year net income was $2.1 billion, ($0.69 diluted earnings per share on a combined basis1), an increase of $595 million from the $1.5 billion ($0.54 diluted earnings per share on a combined basis1) reported in fiscal 2004. Fourth quarter and full year increases were primarily driven by higher consolidated operating income and an improvement in equity earnings of affiliates, while also reflecting the inclusion of an unrealized gain on the change in fair value of certain outstanding exchangeable debt securities included in Other expense.

(1)	See supplemental financial data on page 17 for detail on earnings per share.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“We are extremely pleased with the continued growth we achieved during fiscal 2005—our third consecutive year of record profits. What is pleasing about this past year is not just that we once again delivered double-digit revenue and operating income growth across nearly all of our businesses but perhaps more significantly many of our developing businesses turned profitable.

“SKY Italia delivered its first profitable quarter with the addition of 650,000 subscribers over the past 12 months. STAR received approval to launch a DTH service in India and doubled its earnings contributions. DIRECTV grew its subscriber base by 1.6 million and aggressively expanded its product offerings with the roll out of additional local channels and enhanced high definition and digital video recorder capabilities. And BSkyB announced a new pricing and package structure while adding more than 400,000 subscribers and generating substantial profit growth.

“Over the past year we also completed our reincorporation to the United States, as well as obtained full ownership of several key assets, including Queensland Press, the Fox Entertainment Group, SKY Italia and several regional sports networks. And we finished the year in our strongest financial position ever with over $6 billion in cash facilitating our $3 billion dollar stock buyback program and enabling us to make strategic investments, especially in new media. So while we generated record financial results this past year, I believe we have made the right strategic and operational moves to secure our momentum heading into fiscal 2006.”

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

	3 Months Ended June 30,		12 Months Ended June 30,
	2005	2004	2005		2004
	US $ Millions
Filmed Entertainment	$109	$95	$1,058		$905
Television	344	351	952		950
Cable Network Programming	137	120	702		488
Direct Broadcast Satellite Television	74	(26)	(173)		(277)
Magazines and Inserts	82	66	298		271
Newspapers	252	117	740		565
Book Publishing	12	5	164		157
Other	(55)	(54)	(177	)(a)	(128)

Total Consolidated Operating Income	$955	$674	$3,564		$2,931

(a)	The twelve months ended June 30, 2005 include $49 million of costs associated with the Company’s reincorporation in the United States.

REVIEW OF OPERATING RESULTS

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported fourth quarter operating income of $109 million, up $14 million from the $95 million reported in the same period a year ago, and record full year operating income of $1.1 billion, up 17% from the $905 million reported in fiscal 2004. Current quarter and full year results primarily reflect solid worldwide theatrical and pay-TV revenues and strong contributions from film and television home entertainment releases.

Fourth quarter film results were largely driven by the home entertainment performances of Alien vs. Predator, Sideways and Napoleon Dynamite, as well as contributions from various catalog titles including Ice Age. Additionally, the worldwide theatrical distribution of Star Wars Episode 3: Revenge of the Sith and Mr. and Mrs. Smith, as well as the pay-TV availability of Day After Tomorrow and Garfield contributed to the strong quarterly results. The current quarter also included the initial results and related releasing costs for Kingdom of Heaven, which has grossed over $200 million worldwide since its May release, as well as the releasing costs for Fantastic Four which premiered after the quarter and has grossed over $250 million in worldwide box office. The fourth quarter a year ago included the domestic home entertainment performance of Cheaper by the Dozen and the pay-TV availability of X-Men 2.

For the full year, record film results were primarily driven by the worldwide home entertainment performances of Day After Tomorrow, Alien vs. Predator, Garfield, Dodgeball: A True Underdog Story, I, Robot and Napoleon Dynamite, as well as various catalog titles. Additionally, the full year included several strong theatrical releases, most notably I, Robot, Alien vs. Predator, Hide and Seek, Sideways, Robots, Star Wars Episode 3: Revenge of the Sith and Mr. and Mrs. Smith.

Twentieth Century Fox Television fourth quarter results primarily reflect sustained momentum in home entertainment and international sales, particularly from The

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

Simpsons. The increased full year results also included the solid performance of The Simpsons, as well as strong home entertainment sales of 24, Family Guy and King of the Hill.

TELEVISION

The Television segment reported fourth quarter operating income of $344 million, a decrease of $7 million versus the same period a year ago, and full year operating income of $952 million, a slight increase over fiscal 2004. Both the quarter and full year results primarily reflect higher contributions from STAR which were offset by a decline at the FOX Broadcasting Company (FBC).

Fox Television Stations’ fourth quarter operating income declined 5% from the same period a year ago as softness in the overall advertising market and the negative impact of local people meters more than offset the success of local morning newscasts. For the full year, operating income grew slightly as reduced entertainment programming costs from lower costing syndicated programming more than offset the expansion of local news in several markets, as well as the advertising market weakness and local people meter impact. The softness in the domestic advertising market was also partially offset by revenues generated from increased political advertising as well as FBC’s broadcast of Super Bowl XXXIX.

At the FOX Broadcasting Company, fourth quarter and full year operating income decreased compared to a year ago as higher advertising revenues from increased pricing were more than offset by increased license fees on returning programs. The full year also included additional advertising revenues from FBC’s airing of Super Bowl XXXIX, which were more than offset by license fees associated with the broadcast. FBC finished the broadcast season as the number one network among Adults 18-49 led by the growth of returning series American Idol and 24, as well as strong ratings from the new hit series House and various sporting events.

STAR’s fourth quarter and full year operating income more than doubled on revenue growth of 24% and 14%, respectively, versus the comparable periods a year ago. Revenue gains for both the fourth quarter and full year primarily reflect the continued strength of STAR Plus and STAR Gold, as well as contributions from several new channels in India.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported fourth quarter operating income of $137 million, an increase of $17 million over the fourth quarter a year ago and record full year operating income of $702 million, an increase of $214 million over fiscal 2004. The 14% fourth quarter growth and 44% full year growth reflect advertising and affiliate strength at Fox News Channel, FX and the Regional Sports Networks. The full year results also reflect the lack of NHL programming costs at the Regional Sports Networks due to the cancellation of the season and the absence of losses from the Los Angeles Dodgers, which was sold during the third quarter of fiscal 2004.

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

Fox News Channel (FNC) reported operating income growth of 30% for the fourth quarter and 40% for the full year fueled primarily by double-digit advertising revenue growth, which was partially offset by higher costs associated with covering international breaking news stories. During the quarter FNC further increased its leadership position as the number one cable news channel, more than doubling the viewership of its nearest competitor in prime-time and nearly 90% higher on a 24-hour basis. The continued ratings strength in the quarter helped drive full year viewership up 30% in primetime and up 17% on a 24-hour basis, the largest gains of any cable news channels.

At our other cable channels (including the Regional Sports Networks (RSNs), the FX Channel (FX) and SPEED Channel) operating profit was in-line with the fourth quarter a year ago while growing 32% for the full year. At the RSNs, fourth quarter and full year revenue gains, primarily from increased affiliate rates and additional DBS subscribers, were offset by additional MLB and NBA events and increased average rights fees versus the same period a year ago. Both the quarter and full year results also included higher revenues and costs associated with the consolidation of FSN Ohio and FSN Florida after acquiring a controlling stake in the fourth quarter of fiscal 2005. At FX, double-digit revenue growth in the fourth quarter and full year was driven by affiliate revenue growth from increased rates and additional subscribers, as well as higher advertising revenues from ratings growth and increased pricing. These revenue gains were more than offset in the fourth quarter and partially offset in the full year by higher programming costs primarily from additional airings of original hit series The Shield and Rescue Me, as well as increased movie costs.

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia reported fourth quarter operating income of $74 million, an improvement of $100 million versus a loss of $26 million a year ago on local currency revenue growth of 36%. For the full year, Sky Italia reported an operating loss of $173 million, an improvement of $104 million from the $277 million loss reported in fiscal 2004 on local currency revenue growth of 31%. These improvements primarily reflect strong subscriber additions, with more than 650,000 net new subscribers added over the past 12 months, bringing SKY Italia’s subscriber base to more than 3.3 million at fiscal year end. The full year subscriber growth includes 78,000 net additions during the fourth quarter, an increase of 29% compared with the same quarter a year ago. The revenue growth was partially offset during the quarter and full year by increased programming spending primarily due to the broadcast of additional soccer matches and movie titles as well as the addition of ten new entertainment and news channels on the basic programming tier.

MAGAZINES AND INSERTS

The Magazines and Inserts segment reported fourth quarter operating income of $82 million, an increase of 24% versus the $66 million reported in the fourth quarter a year ago and full year operating income of $298 million, a 10% increase over fiscal 2004. The fourth quarter and full year growth was driven by higher contributions from the InStore division on increased advertising.

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

NEWSPAPERS

The Newspapers segment reported fourth quarter operating income of $252 million, an increase of $135 million versus the same period a year ago and full year operating income of $740 million, a 31% increase over fiscal 2004. Advertising strength throughout the year, particularly in Australia, and the inclusion of results from the Queensland Press Group beginning in the second quarter, drove the year-on-year growth.

The Australian newspaper group reported a substantial increase in fourth quarter and full year operating income in local currency terms versus fiscal 2004. The fourth quarter and full year results were primarily driven by a robust advertising market and the inclusion of results from the Queensland Press Group. Advertising revenue continued to grow due to the strength of the national display and employment classified markets.

The U.K. newspaper group also reported strong operating income growth in local currency terms in the fourth quarter and a modest decline for the full year versus the comparable periods a year ago. Both fourth quarter and full year results were driven by circulation revenue growth and lower marketing costs which were partially offset in the quarter and more than offset for the year by higher depreciation costs associated with the planned development of new color printing operations. The circulation revenue gains were a result of sales growth at The Times, which moved fully to a compact version, as well as from increased cover prices across each of the major titles.

BOOK PUBLISHING

HarperCollins reported fourth quarter operating income of $12 million, an increase of $7 million versus the same period a year ago and full year operating income of $164 million, up $7 million over prior year results that included strong sales of Zondervan’s The Purpose Driven Life. Current quarter results were led by revenues from Lemony Snicket’s A Series of Unfortunate Events, YOU: The Owner’s Manual by Michael Roizen and Mehmet Oz, Freakonomics by Steven D. Levitt and Stephen J. Dubner and HarperCollins UK’s The Times Su Doku. The full year also included strong sales of Winning by Jack Welch with Suzy Welch and ReganBooks’ Juiced by Jose Canseco. During the fourth quarter, HarperCollins had 46 books on The New York Times bestseller list including six titles that reached number one and for the full year HarperCollins had 103 books on The New York Times bestseller list including 15 titles that reached the number one spot.

OTHER ITEMS

The Company has increased its dividend for fiscal 2005 to $0.12 per share of Class A Common Stock and $0.10 per share of Class B Common Stock. An interim dividend of $0.05 per Class A Common Stock and $0.02 per Class B Common Stock was previously paid on April 20, 2005. The remaining $0.07 per Class A Common Stock and $0.08 per Class B Common Stock has been declared and is payable on October 19, 2005. The record date for determining dividend entitlements is September 14, 2005.

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

News Corporation announced today that its Board of Directors has determined to extend the expiration date of the Company’s stockholder rights plan for an additional two-year period. The rights plan, which was originally adopted on November 8, 2004, was scheduled to expire by its terms on November 8, 2005. One reason for the initial adoption of the rights plan was Liberty Media Corporation’s decision to enter into arrangements to acquire substantial amounts of News Corporation’s voting stock without prior discussions with, or notice to, News Corporation. As Liberty continues to own approximately 18% of the Company’s Class B Common Stock, and to prevent potential future acquisitions of significant amounts of News Corporation voting stock by Liberty without consultation with the Board, the Board has determined to extend the expiration of the stockholder rights plan until Liberty Media Corporation and the Company reach a favorable resolution with respect to Liberty’s ownership stake. In that event, the Board of Directors expects to redeem the existing stockholder rights plan and will also consider eliminating the Company’s classified board structure. For more information about the Company’s existing stockholder rights plan, see Exhibit B to Form 6-K (File No. 1-09141) filed with the Securities and Exchange Commission on November 8, 2004 and Exhibit 4.39 to Form 8-K (File No. 001-32352) filed with the Securities and Exchange Commission on November 24, 2004.

On June 13, 2005 the Company announced the approval of a stock repurchase program, under which it is authorized to acquire from time to time up to $3 billion in the Company’s Class A and Class B common stock. The repurchases will be made through open market transactions and the timing of such transactions and class of shares purchased will depend on a variety of factors, including market conditions. The program is expected to be completed within two years, but may be suspended or discontinued at any time. As of June 30, 2005 the Company has purchased approximately $530 million of stock under the program.

During the quarter the Company, along with Cablevision Systems Corporation, completed its previously announced agreement to restructure its ownership of six regional sports networks held in the jointly owned Regional Programming Partners venture. As a result of this transaction, the Company now owns 100% of Fox Sports Ohio, Fox Sports Florida, Fox Sports Net and National Advertising Partners and no longer has an ownership interest in Madison Square Garden and its properties, Fox Sports Chicago and Fox Sports New England.

Following the quarter, the Company announced that it signed a definitive agreement to acquire Intermix Media, Inc. for approximately $580 million in cash, or the equivalent of $12 per common share. In a separate transaction, Intermix announced that it exercised its option to acquire the 47 percent of MySpace.com that it does not already own. Both MySpace.com and Intermix’s more than 30 sites will become part of News Corporation’s newly formed Fox Interactive Media unit. The transaction is expected to close in the fourth quarter of calendar 2005 and is subject to certain customary conditions including approval by the Intermix common and preferred stockholders.

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

REVIEW OF ASSOCIATED ENTITIES RESULTS

Fourth quarter net earnings from associated entities were $201 million versus $82 million in the same period a year ago. For the full year, net earnings from associated entities were $355 million compared with earnings of $170 million in fiscal 2004. The year-on-year improvement in the fourth quarter was primarily due to increased contributions from BSkyB and The DIRECTV Group as well as the comparatively favorable impact from foreign currency fluctuations at the Latin American DTH platforms. The fourth quarter a year ago included the favorable results at Regional Programming Partners due mainly to the income recognized from the termination of a sports broadcast rights agreement.

The Company’s share of associated entities’ earnings (losses) is as follows:

			3 Months Ended June 30,		12 Months Ended June 30,
	% Owned		2005	2004	2005	2004
			US $ Millions		US $ Millions
BSkyB	36.7	%(a)	$125	$66	$374	$265
The DIRECTV Group	33.9	%(b)	31	(30)	(186)	(57)
Sky Brasil	49.7%		26	(17)	49	(37)
Innova	30.0%		10	—	27	(10)
FOXTEL	25.0%		(3)	(4)	(20)	(19)
Other Associates	Various	(c)	12	67	111	28

Total associated entities’ earnings (losses)			$201	$82	$355	$170

Further details on the associated entities follow.

(a)	Due to BSkyB’s stock repurchase program, News’ ownership in BSkyB increased from 36.3% as of March 31, 2005 to 36.7% as of June 30, 2005. News’ ownership was 35.3% as of June 30, 2004.

(b)	The Company acquired a 34% interest in The DIRECTV Group on December 22, 2003.

(c)	Primarily comprising Gemstar-TV Guide International, Fox Cable Networks associates, Sky Network Television Limited, and Queensland Press (through November 12, 2004).

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

BSkyB (in STG and UK GAAP) (1)	3 Months Ended June 30,		12 Months Ended June 30,
	2005	2004	2005	2004
	Millions		Millions (except subscribers)

Revenues	£1,088	£959	£4,048	£3,656
Operating income	213	130	702	481
Net income	£152	£79	£425	£322

News’ reportable 36.7% share (in US$ and US GAAP)	$125	$66	$374	$265

Net debt			£379	£429

Ending Subscribers			11,659,000	11,250,000
DTH Subscribers			7,787,000	7,355,000

The DIRECTV Group, Inc. (1)	3 Months Ended June 30,		12 Months Ended June 30,
	2005	2004	2005	2004*
	Millions		Millions (except subscribers)

Revenues	$3,188	$2,643	$12,560	$5,136
Operating income (loss)	312	(28)	(1,738)	(125)
Net income (loss)	$162	$(13)	$(1,177)	$(652)

News’ reportable 33.9% share	$31	$(30)	$(186)	$(57)

Net (cash) debt			$(637)	$601

Ending Subscribers			14,670,000	13,040,000

*The	Company acquired a 34% interest in The DIRECTV Group on December 22, 2003.

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

Sky Brasil (in US$)	3 Months Ended June 30,				12 Months Ended June 30,
	2005		2004		2005		2004
	Millions				Millions (except subscribers)
Revenues (in local currency)	R$	216	R$	184	R$	803	R$	670
Revenues		$87		$61		$297		$228
Operating income		11		2		25		6
Net income (loss)		$54		$(34)		$99		$(74)

News’ reportable 49.7% share (in US$)		$26		$(17)		$49		$(37)

Net debt (excluding capitalized leases)						$214		$212
Ending Subscribers						885,000		806,000

Innova (in US$) (1)	3 Months Ended June 30,		12 Months Ended June 30,
	2005	2004	2005	2004
	Millions		Millions (except subscribers)
Revenues (in local currency)	Ps 1,443	Ps 1,225	Ps 5,187	Ps 4,429
Revenues	$128	$101	$448	$373
Operating income	37	23	117	72
Net income (loss)	$36	$—	$91	$(32)

News’ reportable 30.0% share (in US$)	$10	$—	$27	$(10)

Net debt (excluding capitalized leases)			$224	$339
Ending Subscribers			1,184,000	939,000

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

FOXTEL (in A$ and Australian GAAP)	3 Months Ended June 30,				12 Months Ended June 30,
	2005		2004		2005		2004
	Millions				Millions (except subscribers)
Revenues	A$	295	A$	234 *	A$	1,064	A$	872 *
Operating loss		(11)		(32)		(128)		(149)
Net loss	A$	(15)	A$	(26)	A$	(109)	A$	(109)

News’ reportable 25% share (in US$ and US GAAP)		$(3)		$(4)		$(20)		$(19)

Net Debt (including capitalized leases)					A$	528	A$	323
Ending Subscribers (including 157,000 and 196,000 wholesale subscribers, respectively)						1,180,000		1,100,000

*	Amounts have been reclassified to conform to the current fiscal year presentation.
[1]	Please refer to respective companies’ earnings releases for detailed information.

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date profit results are as follows:

	12 Months Ended June 30,
	2005	2004
Australian Dollar/U.S. Dollar	0.75	0.71
U.K. Pounds Sterling/U.S. Dollar	1.86	1.74
Euro/U.S. Dollar	1.27	1.19

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

To receive a copy of this press release through the Internet, access News Corp’s corporate Web site located at http://www.newscorp.com

Audio from News Corp’s conference call with analysts on the fourth quarter and full year results can be heard live on the Internet at 4:45 PM. Eastern Daylight Time today. To listen to the call, visit http://www.newscorp.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Andrew Butcher, Press Inquiries
212-852-7092	212-852-7070

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

CONSOLIDATED STATEMENTS OF OPERATIONS	3 Months Ended June 30,		12 Months Ended June 30,
	2005	2004	2005	2004
	US $ Millions (except per share amounts)

Revenues	$6,108	$5,470	$23,859	$20,802
Expenses:
Operating expenses	3,976	3,674	15,901	13,942
Selling, general and administrative	982	985	3,697	3,364
Depreciation and amortization	195	137	648	565
Other operating charge	—	—	49	—

Operating income	955	674	3,564	2,931
Other income (expense):
Interest expense, net	(131)	(132)	(536)	(532)
Equity earnings of affiliates	201	82	355	170
Other, net	163	152	178	186

Income before income tax expense and minority interest in subsidiaries	1,188	776	3,561	2,755
Income tax expense	(447)	(289)	(1,220)	(1,014)
Minority interest in subsidiaries, net of tax	(24)	(58)	(213)	(208)

Net income	$717	$429	$2,128	$1,533

Basic earnings per share:
Class A	$0.23	$0.16	$0.74	$0.58
Class B	$0.19	$0.13	$0.62	$0.49
Diluted earnings per share:
Class A	$0.23	$0.15	$0.73	$0.58
Class B	$0.19	$0.13	$0.61	$0.48

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

CONSOLIDATED BALANCE SHEETS	June 30, 2005	June 30, 2004
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$6,470	$4,051
Cash on deposit	—	287
Receivables, net	4,353	4,214
Inventories, net	1,516	1,530
Deferred income taxes	155	521
Other	285	396

Total current assets	12,779	10,999

Non-current assets:
Receivables	673	766
Investments	10,268	10,914
Inventories, net	2,366	2,669
Property, plant and equipment, net	4,346	3,796
Intangible assets	12,517	10,998
Goodwill	10,944	7,153
Other non-current assets	799	1,048

Total non-current assets	41,913	37,344

Total assets	$54,692	$48,343

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings	$912	$1,084
Accounts payable, accrued expenses and other current liabilities	3,564	3,963
Participations, residuals and royalties payable	1,051	890
Program rights payable	696	654
Deferred revenue	426	467

Total current liabilities	6,649	7,058

Non-current liabilities:
Borrowings	10,087	9,080
Other liabilities	3,543	3,878
Deferred income taxes	4,817	3,620
Minority interest in subsidiaries	219	3,832
Commitments and contingencies
Shareholders’ Equity:
Class A common stock, $0.01 par value	22	19
Class B common stock, $0.01 par value	10	11
Additional paid-in capital	30,044	23,636
Accumulated deficit and accumulated other comprehensive loss	(699)	(2,791)

Total shareholders’ equity	29,377	20,875

Total liabilities and shareholders’ equity	$54,692	$48,343

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

CONSOLIDATED STATEMENTS OF CASH FLOWS	12 Months Ended June 30,
	2005	2004
	US $ Millions
Operating activities:
Net income	$2,128	$1,533
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	648	565
Amortization of cable distribution investments	117	129
Equity earnings of affiliates, net	(355)	(170)
Cash distributions received from investees	138	133
Other, net	(178)	(186)
Minority interest in subsidiaries, net of tax	213	208
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	7	(306)
Inventories, net	206	(320)
Accounts payable and other liabilities	447	809

Net cash provided by operating activities	3,371	2,395

Investing activities:
Property, plant and equipment	(901)	(361)
Acquisitions, net of cash acquired	(69)	(202)
Investments in associated entities	(106)	(3,237)
Other investments	(27)	(91)
Proceeds from sale of non-current assets	800	869

Net cash used in investing activities	(303)	(3,022)

Financing activities:
Issuance of debt	1,841	548
Repayment of borrowings and exchangeable securities	(2,110)	(943)
Repurchase of shares	(535)	—
Issuance of shares	88	580
Cash on deposit	275	162
Dividends paid	(240)	(202)

Net cash (used in) provided by financing activities	(681)	145

Net increase (decrease) in cash and cash equivalents	2,387	(482)
Cash and cash equivalents, beginning of period	4,051	4,477
Exchange movement on opening cash balance	32	56

Cash and cash equivalents, end of period	$6,470	$4,051

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

SEGMENT INFORMATION	3 Months Ended June 30,		12 Months Ended June 30,
	2005	2004	2005		2004
	US $ Millions		US $ Millions
Revenues

Filmed Entertainment	$1,193	$1,378	$5,919		$5,187
Television	1,356	1,279	5,338		5,027
Cable Network Programming	831	668	2,688		2,409
Direct Broadcast Satellite Television	693	486	2,313		1,665
Magazines and Inserts	294	250	1,068		979
Newspapers	1,146	914	4,083		3,425
Book Publishing	286	267	1,327		1,276
Other	309	228	1,123		834

	$6,108	$5,470	$23,859		$20,802

Operating Income

Filmed Entertainment	$109	$95	$1,058		$905
Television	344	351	952		950
Cable Network Programming	137	120	702		488
Direct Broadcast Satellite Television	74	(26)	(173)		(277)
Magazines and Inserts	82	66	298		271
Newspapers	252	117	740		565
Book Publishing	12	5	164		157
Other	(55)	(54)	(177	)(a)	(128)

	$955	$674	$3,564		$2,931

(a) The twelve months ended June 30, 2005 include $49 million of costs associated with our reincorporation in the United States.

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

NOTE 1—SUPPLEMENTAL FINANCIAL DATA

Earnings per share is presented on a combined basis as the Company will not be required to present the two class method beginning in Fiscal 2008. Currently under US GAAP earnings per share is computed individually for the Class A and Class B shares. Class A non-voting shares carry rights to a greater dividend than Class B voting shares through fiscal 2007. As such, net income available to the Company’s common stockholders is allocated between our two classes of common stock. The allocation between classes was based upon the two-class method. Earnings per share by class and by total weighted average shares outstanding (Class A and Class B combined) is as follows:

	3 Months Ended June 30,		12 Months Ended June 30,
	2005	2004	2005	2004
	US $ Millions		US $ Millions
Basic earnings per share:
Class A	$0.23	$0.16	$0.74	$0.58
Class B	$0.19	$0.13	$0.62	$0.49
Total	$0.22	$0.15	$0.70	$0.55
Diluted earnings per share:
Class A	$0.23	$0.15	$0.73	$0.58
Class B	$0.19	$0.13	$0.61	$0.48
Total	$0.22	$0.15	$0.69	$0.54
Weighted average shares outstanding (diluted):
Class A	2,317	1,965	2,061	1,815
Class B	1,043	983	1,021	983

Total	3,360	2,948	3,082	2,798

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

NOTE 2—OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

Operating income before depreciation and amortization, defined as operating income plus depreciation and amortization and the amortization of cable distribution investments, eliminates the variable effect across all business segments of non-cash depreciation and amortization. Since operating income before depreciation and amortization is a non-GAAP measure it should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP. Operating income before depreciation and amortization does not reflect cash available to fund requirements, and the items excluded from operating income before depreciation and amortization, such as depreciation and amortization, are significant components in assessing the Company’s financial performance. Management believes that operating income before depreciation and amortization is an appropriate measure for evaluating the operating performance of the Company’s business segments. Operating income before depreciation and amortization, which is the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical and competitors’ data.

The following table reconciles operating income before depreciation and amortization to the presentation of operating income.

	3 Months Ended June 30,		12 Months Ended June 30,
	2005	2004	2005	2004
	US $ Millions		US $ Millions
Operating income	$955	$674	$3,564	$2,931
Depreciation and amortization	195	137	648	565
Amortization of cable distribution investments	31	35	117	129

Operating income before depreciation and amortization	$1,181	$846	$4,329	$3,625

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

	For the Three Months Ended June 30, 2005 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$109	$12	$—	$121
Television	344	31	—	375
Cable Network Programming	137	9	31	177
Direct Broadcast Satellite Television	74	42	—	116
Magazines and Inserts	82	2	—	84
Newspapers	252	71	—	323
Book Publishing	12	2	—	14
Other	(55)	26	—	(29)

Consolidated Total	$955	$195	$31	$1,181

	For the Three Months Ended June 30, 2004 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$95	$13	$—	$108
Television	351	24	—	375
Cable Network Programming	120	10	35	165
Direct Broadcast Satellite Television	(26)	24	—	(2)
Magazines and Inserts	66	—	—	66
Newspapers	117	47	—	164
Book Publishing	5	2	—	7
Other	(54)	17	—	(37)

Consolidated Total	$674	$137	$35	$846

News Corporation EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2005

	For the Twelve Months Ended June 30, 2005 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$1,058	$51	$—	$1,109
Television	952	92	—	1,044
Cable Network Programming	702	39	117	858
Direct Broadcast Satellite Television	(173)	156	—	(17)
Magazines and Inserts	298	6	—	304
Newspapers	740	222	—	962
Book Publishing	164	6	—	170
Other	(177)	76	—	(101)

Consolidated Total	$3,564	$648	$117	$4,329

	For the Twelve Months Ended June 30, 2004 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$905	$54	$—	$959
Television	950	93	—	1,043
Cable Network Programming	488	41	129	658
Direct Broadcast Satellite Television	(277)	152	—	(125)
Magazines and Inserts	271	5	—	276
Newspapers	565	157	—	722
Book Publishing	157	6	—	163
Other	(128)	57	—	(71)

Consolidated Total	$2,931	$565	$129	$3,625